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                           SCHEDULE 14(A) INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         AMCAST INDUSTRIAL CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                                 [AMCAST LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD DECEMBER 15, 1999

     To the Shareholders of Amcast Industrial Corporation:

     The Annual Meeting of Shareholders of Amcast Industrial Corporation will be held at the Company's Corporate Center, Washington Park I, 7887 Washington Village Drive, Dayton, Ohio, 45459, on Wednesday, December 15, 1999, at 10 a.m., E.S.T., for the purpose of considering and voting upon:

     1. Election of three directors to serve for a term of three years;

     2. Adoption of the 1999 Stock Incentive Plan;

     3. Ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 2000; and

     4. Transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors of the Company has fixed the close of business on October 18, 1999, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. FOR THAT REASON WE ASK THAT YOU PLEASE MARK, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. GIVING THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                           By Order of the Board of Directors

                                           Denis G. Daly, Secretary

Washington Park I
7887 Washington Village Drive
Dayton, Ohio 45459
November 15, 1999

                                 [AMCAST LOGO]

                    PROXY STATEMENT FOR 1999 ANNUAL MEETING

                              GENERAL INFORMATION

     This proxy statement is furnished to shareholders of Amcast Industrial Corporation, an Ohio corporation (hereinafter the "Company"), in connection with the solicitation by its Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held on December 15, 1999, and any adjournment thereof. The Company has one class of shares outstanding, namely Common Shares, of which there were 8,954,920 outstanding at the close of business on October 18, 1999. The close of business on October 18, 1999 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, and each such shareholder is entitled to one vote per share.

     All Common Shares represented by properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the shareholder's directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted in accordance with the Board of Directors' recommendations. A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by voting in person at the meeting, by delivering to the Company a later dated proxy, or by giving notice to the Secretary of the Company in writing or in open meeting but without affecting any vote previously taken.

     The presence, in person or by properly executed proxy, of the holders of a majority of the Company's outstanding shares is necessary to constitute a quorum at the Annual Meeting. Shares represented by proxies received by the Company will be counted as present at the Annual Meeting for the purpose of determining the existence of a quorum, regardless of how or whether such shares are voted on a specific proposal. Abstentions will be treated as votes cast on a particular matter as well as shares present at the Annual Meeting. Where nominee shareholders do not vote on specific issues because they did not receive specific instructions on such issues from the beneficial owners of such shares ("Broker Nonvotes"), such Broker Nonvotes will not be treated as either votes cast or shares present.

     This proxy statement and the accompanying form of proxy were first mailed to shareholders on or about November 15, 1999.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes. Each class is comprised of three directors, and one class is elected at each Annual Meeting of Shareholders for a term of three years.

     At the 1999 Annual Meeting, shareholders will elect three directors who will hold office until the Annual Meeting of Shareholders in 2002. The Board has nominated James K. Baker, Earl T. O'Loughlin, and R. William Van Sant for election as directors at the 1999 Annual Meeting.

     It is the intention of the proxy agents named in the accompanying proxy to vote such proxy for election of Messrs. Baker, O'Loughlin and Van Sant. Should any of them be unable to accept the office of director, an eventuality that is not anticipated, proxies may be voted with discretionary authority for a substitute nominee or nominees designated by the Board of Directors. Messrs. Baker, O'Loughlin and Van Sant are presently directors and are nominated to succeed themselves.

     Set forth below is information about the three nominees for election as a director and the directors whose terms of office will continue after the 1999 Annual Meeting.

Nominees for a Term of Office Expiring in 2002

JAMES K. BAKER, age 67, has been a director of the Company since December 1993. Mr. Baker, retired, was Vice Chairman of Arvin Industries, Inc. (a leading manufacturer of automotive emission and ride control systems) from February 1996 to February 1998. From 1986 to 1996, he served as Chairman of Arvin Industries, Inc. Mr. Baker is also a director of CINergy Corporation, Tokheim Corporation, The Geon Company, and Veridian Corp.

GENERAL EARL T. O'LOUGHLIN, USAF, age 69, has been a director of the Company since December 1987. General O'Loughlin, retired, was the Commander of the United States Air Force Logistics Command at Wright-Patterson AFB, Ohio, from September 1984 until August 1987. General O'Loughlin is also Chairman of the Board of Directors of Huron Community Bank and is a director of Michigan Rivet Corporation, a manufacturer of steel fasteners, principally rivets and hinge pins.

R. WILLIAM VAN SANT, age 61, has been a director of the Company since October 1993. Mr. Van Sant has been Chairman and Chief Executive Officer of Nortrax Holding, L.L.C. since July 1999. From December 1991 to May 1998, Mr. Van Sant was Chairman and Chief Executive Officer of Lukens Inc. (a manufacturer of carbon, alloy and stainless steel plate, sheet and strip) and from October 1991 to December 1991, he was President and Chief Operating Officer of Lukens Inc.

Directors Continuing in Office Until 2001

WALTER E. BLANKLEY, age 64, has been a director of the Company since February 1994. Mr. Blankley has been Chairman since April 1993 and was Chief Executive Officer from April 1990 to September 1999 of Ametek, Inc. (a manufacturer of electrical motor blowers and precision electronic instruments). Mr. Blankley is a director of Ametek, Inc. and CDI Corporation.

WILLIAM G. ROTH, age 61, has been a director of the Company since December 1989. Mr. Roth, retired, was Chairman of Dravo Corporation (a natural resource company producing lime and construction aggregates) from June 1987 to April 1994; and from June 1987 to January 1990, he was its Chairman and Chief Executive Officer. Mr. Roth is also a director of Teknowledge Corporation and Service Experts, Inc.

JOHN H. SHUEY, age 53, has been Chairman, President and Chief Executive Officer of the Company since December 1997 and a director since March 1994. Mr. Shuey was President and Chief Executive Officer of the Company from March 1995 to December 1997. Mr. Shuey was President and Chief Operating Officer of the Company from December 1993 to March 1995. Mr. Shuey is also a director of Cooper Tire & Rubber Company.

Directors Continuing in Office Until 2000

PETER H. FORSTER, age 57, has been a director of the Company since May 1988. Mr. Forster has been Chairman since April 1988 of DPL Inc. (a holding company whose principal subsidiary is The Dayton Power and Light Company). Mr. Forster also has been Chairman of The Dayton Power and Light Company since April 1988 and served as its President and Chief Executive Officer prior thereto. Mr. Forster is also a director of ComAir Inc.

BERNARD G. RETHORE, age 58, has been a director of the Company since October 1999. Mr. Rethore has been the Chairman and Chief Executive Officer of Flowserve Corporation since July 1997 and held the additional title of President from November 1998 until July 1999. Mr. Rethore was Chairman of the Board of BW/IP, Inc. in 1997 and served as its President, Chief Executive Officer and a director from 1995 to 1997. He was Senior Vice President of Phelps Dodge Corporation and President of Phelps Dodge Industries from 1989 to 1995. Mr. Rethore is also a director of Maytag Corporation, a manufacturer of residential and commercial appliances and related consumer products, and Belden, Inc., a manufacturer of wire, cable and cord products for the electronics industry.

LEO W. LADEHOFF, age 67, has been a director of the Company since 1978. Mr. Ladehoff, retired, was Chairman of the Board of the Company from December 1980 to December 1997, and served as Chief Executive Officer from May 1979 to March 1995.

Certain Information Concerning the Board of Directors

     There were six meetings of the Board of Directors during fiscal 1999. The Board of Directors has five standing committees (the number of meetings of each committee in fiscal 1999 is shown in parentheses): Executive Committee (0), Audit Committee (2), Compensation Committee (4), Pension Review Committee (1) and Committee on the Board (1).

     The Executive Committee (Messrs. Shuey (Chairman), Baker, Forster, and Ladehoff) is authorized, in intervals between meetings of the Board of Directors, to exercise all the powers of the board with the exception of filling vacancies on the board or any board committee.

     The Audit Committee (Messrs. Ladehoff, O'Loughlin, and Baker) meets with Company personnel and with representatives of Ernst & Young LLP, the Company's independent auditors, to consider and review internal accounting controls and matters relating to the annual audit of the Company's financial statements. The Committee also monitors compliance with the Company's conflicts of interests and business ethics policy and annually recommends to the board the appointment of independent auditors.

     The Compensation Committee (Messrs. Roth (Chairman), Baker, and Van Sant) reviews the Company's compensation plans for officers and key employees and acts in an advisory capacity to the Board of Directors in all matters relating to compensation of officers.

     The Pension Review Committee (Messrs. Forster (Chairman), Blankley, and O'Loughlin) reviews the administration of retirement plans, investment manager and trustee performance, and the results of independent audits of plan financial statements.

     The Committee on the Board (Messrs. Blankley, Forster, and Van Sant) recommends the criteria and qualifications for board membership, recommends to the board candidates for election of directors, recommends to the chairman and the board the composition of committees of the board, provides annually to the board an assessment of board and individual director performance, recommends to the board rules in regard to term limits and retirement age for board members and reports annually to the board on director compensation in relation to comparable companies and current best practices of public companies and makes recommendations to the board on directors' compensation. If a shareholder desires to recommend to this Committee a person to consider for nomination, the shareholder should give written notice to the Secretary of the Company, at the Company's principal executive office, Washington Park I, 7887 Washington Village Drive, Dayton, Ohio, 45459, at least 120 days before the date of the meeting of shareholders at which directors are to be elected. Such notice should state the name, age, business, and residence address of the proposed candidate, and the principal occupation or employment of the proposed candidate.

     During fiscal 1999, each director attended 75% percent or more of the total number of meetings of the Board of Directors and the Committees on which he served.

     Each nonemployee director receives a yearly fee of $16,000, which is payable in cash or Company shares at the option of the director, and a grant of 200 restricted shares for services as a director and $1,000 for each meeting of the Board of Directors that he attends. A fee of $1,000 is paid for each committee meeting attended. A director may elect to defer receipt of fees payable to him into a cash account upon which the Company pays interest or, at the director's option, into Company shares. Payment of deferred amounts commences after the director ceases to be a director or on an earlier date as specified by him.

     The Company's 1999 Director Stock Incentive Plan provides that options to purchase up to a maximum of 150,000 shares may be granted to directors who are not employed by the Company. Under the plan, each nonemployee director, who is a director of the Company on the first business day of January of each year, is automatically granted an option to purchase 1,500 shares at an option price per share equal to the fair market value of a share on the date of grant. Options become exercisable one year after grant.

     The Company believes that it is important for directors to have a meaningful ownership position in the Company. Stock ownership guidelines are therefore established for directors. Directors are expected to achieve ownership levels of Company stock equal in value to three times their yearly fee and restricted stock grant.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and owners of more than 10 percent of the Company's common shares to file an initial ownership report with the Securities and Exchange Commission and a monthly or annual report listing any subsequent changes in their ownership of common shares. The Company believes, based on information provided to the Company by the persons required to file such reports, that all filing requirements applicable to such persons during the period from September 1, 1998 through August 31, 1999 have been met.

        SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     Set forth in the table below is information as of October 18, 1999, with respect to the number of Common Shares of the Company beneficially owned by each director, nominee for director and certain executive officers of the Company and by all directors, nominees and executive officers as a group. For purposes of this table, an individual is considered to "beneficially own" any Common Shares
(A) over which he exercises sole or shared voting or investment power or (B) over which he has the right to acquire beneficial ownership at any time within 60 days after October 18, 1999.

                                                     (A)
                                              NUMBER OF SHARES,                   (B)
                                           INCLUDING OPTION SHARES           OPTION SHARES
                                             SHOWN IN COLUMN (B),              WHICH MAY
                                           BENEFICIALLY OWNED AS OF        BE ACQUIRED WITHIN
          INDIVIDUALS OR GROUP                 10/18/99 (1)(2)            60 DAYS OF 10/18/99
          --------------------             ------------------------       -------------------
James K. Baker...........................           14,000                        6,000
Walter E. Blankley.......................           11,838                        6,000
Peter H. Forster.........................           16,200                        6,000
Leo W. Ladehoff..........................          227,207                       91,852
Earl T. O'Loughlin.......................           12,098                        6,000
Michael N. Powell........................           34,548                       29,671
Bernard G. Rethore.......................            2,000                            0
William G. Roth..........................           43,200                        6,000
Giovanni Scarlini........................           14,059                       14,059
John H. Shuey............................          207,332                      164,538
R. William Van Sant......................           12,200                        3,000
Thomas K. Walker(3)......................           60,955                       47,600
Douglas D. Watts.........................           27,242                       20,152
Directors, nominees, and executive
  officers as a group (21 persons).......          770,702                      463,509

---------------

(1) Unless otherwise indicated, voting power and investment power are exercised solely by the named individual or are shared by such individual and his immediate family members.

(2) Mr. Ladehoff beneficially owns 2.41% of the outstanding Common Shares. Mr. Shuey beneficially owns 2.20%. No other director or officer owns in excess of 1% of the Common Shares. Directors, nominees and executive officers as a group own 8.18% of the Common Shares. Percentages are calculated on the basis of the number of shares outstanding at October 18, 1999, plus the number of shares subject to outstanding options held by the individual or group which are exercisable within 60 days thereafter.

(3) Mr. Walker ceased to be employed by the Company on September 7, 1999.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     PHILOSOPHY. The Company's executive compensation program is based on two objectives: provide market-competitive compensation opportunities and create a strong link among the interests of the shareholders, the Company's financial performance, and the total compensation of the Company's executive officers.

     The Compensation Committee of the Board of Directors (the "Committee") consists of three directors, none of whom is a past or present employee of the Company. The Committee meets periodically and reviews executive compensation and makes recommendations to the Board.

     There are three components to the Company's executive compensation program: annual salary, annual incentive compensation, and long-term incentive compensation. Base salary and all forms of incentive compensation opportunities are set by periodic comparison to external rates of pay for comparable positions within the industry.

     SALARIES. Base salaries are targeted at the midpoint of competitive data as measured by Towers, Perrin, Forster & Crosby and other similar services. Individual variability is based on performance with regard to business acumen, management competencies and personal competencies, determined by individual achievement in a number of areas, including, earnings adequacy, business planning, asset management, leadership, staffing and development, customer satisfaction and quality commitment. Adjustments are considered periodically, based upon general movement in external salary levels, individual performance and potential, and changes in the position's duties and responsibilities. Mr. Shuey has been Chief Executive Officer since March of 1995. His fiscal 1999 compensation is within the competitive range for chief executive officers in similar circumstances. For other Named Executive Officers, the Company paid at or near the competitive data midpoint during fiscal 1999.

     ANNUAL INCENTIVES. Annual incentives for Named Executive Officers (other than Mr. Shuey) are targeted at industrial comparative norms, but paid on the basis of pre-set percentages of Return on Equity (ROE) for the Company established by the Board and individual achievement by such officers during the fiscal year as determined by the Board as applied to corporate officers and Return on Net Assets (RONA) of the business units involved, as applied to officers of divisions or subsidiaries also established by the Board. Performance by the Company or a specific division or subsidiary at below pre-set levels results in the elimination of annual incentive awards for the responsible officers. Mr. Shuey's 1999 annual incentive payment of $70,000 was specified by the Board based on the Board's evaluation of the Company's performance in fiscal 1999 and a review of Mr. Shuey's performance by the Board. The Board considered a number of factors including progress in implementation of the corporate strategy and the Company's income and performance of the Common Share price during the fiscal year.

     LONG-TERM INCENTIVES. Long-term incentives are provided under the Long-Term Incentive Plan ("LTIP"). The LTIP provides for grants of two types of awards, stock options and cash.

     Stock option grants are awarded to the Named Executive Officers, including Mr. Shuey, under the LTIP and other provisions of the 1989 and 1999 Stock Incentive Plans. The grant of stock options to senior executives provides additional compensation and more strongly aligns their interest with those of the shareholders. Stock option grants are of a number of shares which could be purchased at market value on the day of the grant for a sum equal to the percentage of the Named Executive Officer's salary as designated under the LTIP. Neither Mr. Shuey, nor any of the Named Executive Officers, will realize a benefit from the options unless and until the market price of the Company's common shares increases.

     Target cash awards, which must be used to purchase common shares, are awarded to Named Executive Officers, including Mr. Shuey, based on a percentage of each participant's salary as determined by the Board at the time of the grant. Payouts, if they occur, are based on the achievement by the Company of specified goals for ROE averaged over a three-year period established by the Board at the time of the grant. Participants first become eligible for payments three years after the date of grant. In fiscal 1999, the grants issued in fiscal 1996 matured. The Company's average annual ROE, as adjusted, during the period was 11.84%, cash award payments under the fiscal 1996 grants were 39% of the original grant.

     STOCK OWNERSHIP GUIDELINES. The Company believes that it is important for executive officers to acquire a meaningful ownership position in the Company. In this way, they will bear the same type of risks as are typically incurred by shareholders, and their interests will be more closely aligned with those of shareholders. Significant stock ownership focuses executives' attention on managing the Company as equity owners.

     Stock ownership guidelines were therefore established for executive officers in 1995. Executives are expected to reach ownership levels of Company stock equal in value to between one and four times their base salary. Executives are expected to show significant annual progress and to reach such level in a five-year period.

     No employee of the Company received remuneration from the Company in excess of $1,000,000 in the taxable year.

     The Committee believes that the above compensation plans compensate executives appropriately and competitively.

                                           Respectfully submitted,

                                           COMPENSATION COMMITTEE

                                           William G. Roth, Chairman
                                           James K. Baker
                                           R. William Van Sant

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table presents, for fiscal years ended August 31, 1999, 1998, and 1997, the compensation earned by the five most highly compensated executive officers of the Company (the "Named Executive Officers") for services in all capacities to the Company and its subsidiaries during such years.

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION    LONG TERM COMPENSATION
                                           -------------------   -------------------------
                                                                   AWARDS       PAYOUTS
                                                                 ----------   ------------
                                                                   SHARES
                                                                 UNDERLYING
                                                                  OPTIONS                       ALL OTHER
 NAME AND PRINCIPAL POSITION      YEAR      SALARY     BONUS     GRANTED(1)   LTIP PAYOUTS   COMPENSATION(2)
 ---------------------------    --------   --------   --------   ----------   ------------   ---------------
John H. Shuey                     1999     $461,779   $ 70,000     23,260       $107,738         $1,086
  Chairman, President &           1998     $421,615   $200,000     63,530       $107,100         $1,500
  Chief Executive Officer         1997     $380,962   $      0     16,940       $150,183         $2,474

Giovanni Scarlini                 1999     $194,163   $ 75,000      5,614       $      0         $    0
  Managing Director and
  General Manager,                1998     $188,728   $  9,584      3,445       $      0         $    0
  Speedline S.p.A                 1997     $  7,218   $      0          0       $      0         $    0

Michael N. Powell                 1999     $183,654   $ 80,200      8,692       $ 26,364         $  883
  President,                      1998     $173,846   $ 85,850      5,271       $ 34,125         $1,255
  Amcast Flow Control             1997     $161,692   $ 41,683      6,737       $      0         $1,814

Thomas K. Walker                  1999     $253,154   $      0     11,928       $ 65,813         $  708
  Former President,               1998     $244,462   $ 29,700      7,287       $      0         $1,500
  Amcast Automotive               1997     $232,500   $ 22,560      9,474       $      0         $2,596

Douglas D. Watts                  1999     $183,558   $ 42,040      5,714       $ 30,225         $  536
  Vice President, Finance         1998     $176,731   $ 32,060      3,463       $ 40,688         $1,139
                                  1997     $165,875   $ 46,036      4,519       $      0         $2,273

---------------

(1) Reflects number of shares subject to options granted under the 1989 Stock Incentive Plan.

(2) Reflects dollar value of Company shares contributed to officer accounts in defined contribution plans which are available to all salaried employees of the Company.

CERTAIN EMPLOYMENT ARRANGEMENTS

     The Company has entered into severance agreements with Messrs. Shuey, Powell, Watts, and certain other officers and key managers of the Company. Under these agreements, each employee is entitled to severance benefits if his employment with the Company is terminated within two years of a change of control of the Company (as defined in the agreement) either by the employee for good reason or by the Company for any reason other than cause, disability, normal retirement, or death. In the event of a covered termination, severance benefits include a payment equal to one, one and one-half, or two times employee's salary and recent incentive award, depending on the employee's position and length of service with the Company, and in the case of Mr. Shuey, three times his salary and recent incentive award and an additional payment to offset any additional taxes which may be payable by him in the event that any of the payments made to him by the Company (whether or not made pursuant to the terms of this agreement) as a result of a change of control of the Company may be deemed to be an "excess parachute payment" under the U.S. Internal Revenue Code. The agreements also provide for the payment of the cash value of the outstanding options in cancellation of the options and the continuance of life and health insurance coverage until the earlier of the employee becoming eligible for coverage by a subsequent employer or the expiration of three years. The agreements also protect the Company against the disclosure of confidential information and, in certain circumstances, require the employee to pay the Company 20 percent of the compensation received from a subsequent employer.

     Mr. Walker has entered into a termination agreement with the Company under which the Company has agreed to continue to pay his regular salary for a period of twelve months following his date of termination. Under the terms of the agreement, Mr. Walker has agreed to keep confidential Company information and to refrain from competition with the Company.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options under the Company's 1989 Stock Incentive Plan to the Named Executive Officers during fiscal 1999.

                          OPTION GRANTS IN FISCAL 1999

                                                                                      POTENTIAL REALIZABLE
                                              INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                           --------------------------------------------------------      ANNUAL RATES OF
                             NUMBER         % OF                                           STOCK PRICE
                           OF SHARES    TOTAL OPTIONS                                   APPRECIATION FOR
                           UNDERLYING    GRANTED TO                                      OPTION TERM(1)
                            OPTIONS     EMPLOYEES IN                     EXPIRATION   ---------------------
          NAME              GRANTED      FISCAL YEAR    EXERCISE PRICE      DATE         5%          10%
          ----             ----------   -------------   --------------   ----------   ---------   ---------
John H. Shuey............    23,260         28.35%        $15.53125       08/31/08    $227,193    $575,750
Giovanni Scarlini........     5,614          6.84%        $15.53125       08/31/08    $ 54,835    $138,962
Michael N. Powell........     8,692         10.59%        $15.53125       08/31/08    $ 84,899    $215,151
Thomas K. Walker.........    11,928         14.54%        $15.53125       04/07/00    $ 18,989    $ 38,904
Douglas D. Watts.........     5,714          6.96%        $15.53125       08/31/08    $ 55,812    $141,438

---------------

(1) All options first became exercisable one year after the date of grant and have a 10-year term. The dollar amounts in these columns are the hypothetical gains that would exist for the options at the end of their terms, assuming annual compound rates of stock appreciation of 5% and 10%. Such appreciation rates are prescribed by the Securities and Exchange Commission and are not intended to forecast possible appreciation, if any, of the Company's share price.

OPTION EXERCISES

     The following table sets forth information, with respect to the Named Executive Officers, concerning their exercise of options during the Company's fiscal year ended August 31, 1999, and the unexercised options held by such executives as of August 31, 1999.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999
                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF
                                                                   SHARES               VALUE OF
                                                                 UNDERLYING            UNEXERCISED
                                                                 UNEXERCISED          IN-THE-MONEY
                                                                 OPTIONS AT            OPTIONS AT
                                     SHARES        VALUE       FISCAL YEAR-END     FISCAL YEAR-END (2)
                                    ACQUIRED      REALIZED     EXERCISABLE (E)       EXERCISABLE (E)
              NAME                 ON EXERCISE      (1)       UNEXERCISABLE (U)     UNEXERCISABLE (U)
              ----                 -----------    --------    -----------------    -------------------
John H. Shuey....................       0            $0            141,278(E)            $    0(E)
                                                                    23,260(U)            $4,361(U)
Giovanni Scarlini................       0            $0              8,445(E)            $    0(E)
                                                                     5,614(U)            $1,053(U)
Michael N. Powell................       0            $0             20,979(E)            $    0(E)
                                                                     8,692(U)            $1,630(U)
Thomas K. Walker.................       0            $0             35,672(E)            $    0(E)
                                                                    11,928(U)            $2,237(U)
Douglas D. Watts.................       0            $0             14,438(E)            $    0(E)
                                                                     5,714(U)            $1,071(U)

---------------

(1) Represents the excess of the market value of the acquired shares on the date of exercise over the aggregate option price paid.

(2) At August 31, 1999, the closing price per share of the Common Shares was less than the option price of certain outstanding options.

LONG-TERM INCENTIVE PLAN

     The following table sets forth certain information as to awards under the Company's Long-Term Incentive Plan ("LTIP") granted in fiscal 1999.

               LONG-TERM INCENTIVE PLAN -- AWARDS IN FISCAL 1999

                                               PERFORMANCE
                                             OR OTHER PERIOD         ESTIMATED FUTURE PAYOUTS
                            PERCENTAGE OF    UNTIL MATURATION    ---------------------------------
           NAME              SALARY (1)         OR PAYOUT        THRESHOLD     TARGET     MAXIMUM
           ----             -------------    ----------------    ---------    --------    --------
John H. Shuey.............       85%                (2)           $90,313     $361,250    $541,875
Giovanni Scarlini.........       50%                (2)           $21,800     $ 87,200    $130,800
Michael N. Powell.........       75%                (2)           $33,750     $135,000    $202,500
Thomas K. Walker..........       75%                (2)           $46,313     $185,250    $277,875
Douglas D. Watts..........       50%                (2)           $22,188     $ 88,750    $133,125

---------------

(1) Awards consist of the designation of target percentages of annual salary to be paid at the end of the performance period if the Company achieves certain performance objectives. No payout occurs unless the Company achieves certain threshold performance objectives. Above the threshold, payouts may be greater or less than the target percentage to the extent that the Company's performance exceeds or fails to meet the target objectives specified in the plan. Payouts under the LTIP are based on the Company achieving designated percentages of Return on Equity (ROE).

(2) The performance period includes fiscal year 1999, 2000 and 2001. The future payouts, if any, are based upon fiscal year 1999 salaries.

RETIREMENT PLANS

     The Company has a noncontributory, defined benefit pension plan for officers and other salaried employees of the Company and its subsidiaries, which is a qualified plan under applicable provisions of the Internal Revenue Code (the "Pension Plan"). Retirement benefits under the Pension Plan are calculated on the basis of the number of credited years of service the employee has with the Company, as well as the employee's average annual earnings for the three highest consecutive years during the employee's last ten years of employment. The maximum annual retirement benefit that may be paid under the Pension Plan to any participant under the present law is $130,000.

     The Company also has a Nonqualified Supplementary Benefit Plan (the "Supplemental Plan") which provides supplemental retirement benefits for Mr. Shuey, Mr. Powell, Mr. Walker, Mr. Watts, and other key employees as they obtain eligibility under the criteria established by the Board for participation in the Supplemental Plan. The supplemental retirement benefit is provided under terms and conditions similar to those under the Pension Plan and is equal to the excess of (a) the benefit that would have been payable to the employee under the Pension Plan without regard to certain annual retirement income and benefit limitations imposed by federal law, over (b) the benefit payable to the employee under the Pension Plan. The Supplemental Plan also provides for additional benefits to Mr. Shuey, Mr. Powell, Mr. Watts and four additional officers of the Company. Mr. Scarlini, a non-U.S. citizen, does not participate in the U.S. pension plans.

     Earnings for the purpose of calculating retirement benefits include salary and bonuses as shown in the Summary Compensation Table. The credited years of service at October 18, 1999, for executive officers named in the Summary Compensation Table were as follows: Mr. Shuey -- 8.7; Mr. Powell -- 5.5; Mr. Walker -- 4.2; and Mr. Watts -- 5.2.

     The following table shows the estimated maximum annual retirement benefits payable at normal retirement (age 65) under the Pension Plan and Supplemental Plan at selected earnings levels after various years of service. Amounts shown are straight-life annuity amounts.

                               PENSION PLAN TABLE

       FINAL AVERAGE
      ANNUAL EARNINGS        10 YEARS    15 YEARS    20 YEARS    25 YEARS
      ---------------        --------    --------    --------    --------
   $200,000................  $ 62,529    $ 86,578    $110,628    $134,677
   $250,000................  $ 78,779    $109,078    $139,378    $169,677
   $300,000................  $ 95,029    $131,578    $168,128    $204,677
   $350,000................  $111,279    $154,078    $196,878    $239,677
   $400,000................  $127,529    $176,578    $225,628    $274,677
   $450,000................  $143,779    $199,078    $254,378    $309,677
   $500,000................  $160,029    $221,578    $283,128    $344,677
   $550,000................  $176,279    $244,078    $311,878    $379,677
   $600,000................  $192,529    $266,578    $340,628    $414,677
   $650,000................  $208,779    $289,078    $369,378    $449,677
   $700,000................  $225,029    $311,578    $398,128    $484,677

                       COMPANY'S STOCK PERFORMANCE GRAPH

     The following chart compares the cumulative total return to shareholders on the Company's Common Shares for its last five fiscal years with the cumulative total return of the (a) Standard and Poor's Manufacturing - Diversified Industry Index and (b) Standard and Poor's 500 Index (a broad equity market index) for the same periods. The graph depicts the value on August 31, 1999, of a $100 investment made on August 31, 1994, in Company shares and each index, with all dividends reinvested.

                                                                                      S&P MFG.-DIVERSIFIED
                                               AMCAST                S&P 500                  IND.
                                               ------                -------          ------------
1994                                            100                    100                    100
1995                                          91.87                 121.45                 129.42
1996                                          88.48                 144.19                 140.24
1997                                         123.02                 202.81                 199.28
1998                                          79.66                 219.22                 168.70
1999                                           85.5                 306.12                 222.42

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Set forth below is certain information about the only persons known by the Board of Directors of the Company to be a beneficial owner of more than five percent of the outstanding Common Shares of the Company as of October 18, 1999:

                                                      NUMBER OF COMMON
                                                    SHARES BENEFICIALLY       PERCENT
                                                        OWNED AS OF             OF
                NAME AND ADDRESS                        10/18/99(1)            CLASS
                ----------------                   ----------------------     -------
Pioneer Investment Management, Inc. aka.........          538,900                 6%
Pioneering Management Corporation (2)
60 State Street
Boston, MA 02109
Dimensional Fund Advisors, Inc. (2).............          527,000               5.8%
1299 Ocean Avenue,
11th Floor
Santa Monica, CA 90401
Zacchello Family Group (3)......................          478,240               5.3%
c/o Mr. Giancarlo Zacchello
San Marco 3055
Venice, Italy

---------------

(1) For purposes of this table, an individual is considered to "beneficially own" any Common Shares (a) over which he has the right to acquire beneficial ownership at any time within 60 days after October 18, 1999, or (b) over which he exercises sole or shared voting or investment power.

(2) Pioneering Management Corporation and Dimensional Fund Advisors are investment advisors registered under the Investment Advisors Act of 1940.

(3) The Company purchased Speedline S.p.A. from the Zacchello Group on August 19, 1997. The 478,240 shares were issued by the Company to the Zacchello Group as part payment of the purchase price. The 478,240 shares have been deposited into an escrow account as security for certain price adjustments or indemnification payments, if any, that the Company may be entitled to in connection with the acquisition. Under the terms of the escrow, the members of the Group are entitled to vote the shares held in escrow and the shares will be released to them in accordance with the formulas and restrictions set forth in the acquisition agreement.

                   APPROVAL OF THE 1999 STOCK INCENTIVE PLAN

     At the meeting, shareholders will vote on approval of the Company's 1999 Stock Incentive Plan (the "Plan"). The Plan, which was approved by the Board of Directors on August 25, 1999, will become effective if approved by the affirmative vote of the holders of a majority of the Common Shares represented at the meeting, in person or by proxy, and entitled to vote on the proposal. The Board of Directors recommends a vote FOR approval of the Plan.

     The Company has for a long period of time utilized options and other stock-based awards as incentive compensation for key employees of the Company and its subsidiaries. The Company's 1989 Stock Incentive Plan, as amended, has expired. The Board believes adoption of the Plan, which provides for the grant of options and other stock incentive awards with respect to a maximum of 425,000 shares, will enable the Company to attract, retain and motivate officers and other key employees who bear major responsibility for the growth and development of the Company.

     A description of the essential features of the Plan appears below. Any shareholder desiring a copy of the full text of the Plan may obtain it by submitting a written request to: Amcast Industrial Corporation, 7887 Washington Village Drive, Dayton, Ohio 45459, Attention: Secretary.

GENERAL INFORMATION

     The Plan will be administered by a committee (the "Committee") of three or more directors of the Company. Committee members must be non-employee directors and outside directors for applicable regulatory requirements. This means, among other things, that they cannot be current or former Company officers.

     The Incentive Plan authorizes the Committee to grant incentive awards in the form of stock options, stock appreciation rights, performance awards, and restricted stock awards to officers or other key executives and management employees of the company and its subsidiaries ("Incentive Awards"). While the Plan provides for various types of Incentive Awards, the Board anticipates that stock options will be the primary form of Incentive Award under the Plan. The Board believes, however, the flexibility afforded by providing for other forms of Incentive Awards will permit the Company over the ten-year term of the Plan to implement competitive compensation incentives in response to changing circumstances and tax laws.

     No more than 425,000 shares may be issued under the Plan. The shares that may be issued may be authorized and unissued shares or treasury shares. If there is a stock split, stock dividend or other relevant change affecting the Company's shares, appropriate adjustments in the maximum number of shares issuable under the Plan and subject to outstanding Incentive Awards will be made by the Committee.

     The Plan also contains annual limits on Incentive Awards to individual participants. In any calendar year, the maximum number of shares that may be subject to options and stock appreciation rights awarded to any participant is 50,000; also, no participant may be awarded in any calendar year Restricted Shares with a value of more than $750,000 at the time of award, or Performance Shares with a value of more than $750,000 at the time of award.

FORM OF INCENTIVE AWARDS

     Stock Options. The Committee may grant options qualifying as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options. The term of an option may not exceed ten years from the date of the grant. The option price per share may not be less than the fair market value of a Company share on the date of grant.

     The option price is payable either in cash, by delivery to the Company of shares of the Company already owned by the optionee, or by any combination of such methods of payment. Under the Plan, an optionee may use shares received upon the exercise of a portion of an option to pay the exercise price for additional portions of the option. The Plan also permits the use of shares issuable upon exercise of an option to pay applicable withholding taxes due upon the exercise of a non-qualified stock option. The Committee may, however, adopt guidelines limiting or restricting the use of shares as a method of payment of the option price and withholding taxes.

     The Committee may provide that an option is exercisable at any time during its term, or only with respect to a stated number of shares over staggered periods. An option may only be exercised while the optionee is employed by the Company or a subsidiary of the Company or within three months after cessation of the optionee's employment (seven months, if the optionee is an officer of the Company at the time of cessation of employment) if the reason for cessation of employment is other than retirement or death. In the case of retirement, an option may be exercised to the extent it was exercisable on the date the optionee ceased to be employed by the Company for the remaining term of the option if the Committee so determines. In the case of death, the successors-in-interest of the optionee may exercise the option to the extent it was exercisable by the optionee on the date of his death during the one year period after the optionee's death. In the event of a change of control of the Company (as defined in the Plan), any option which is not then exercisable, automatically becomes exercisable.

     Restricted Share Awards. The Committee may also issue or transfer shares under a restricted share award. The grant of the award sets forth a restriction period during which the grantee must remain in the employ of the Company. If the grantee's employment terminates during the period, the grant would terminate and the grantee must return the shares to the Company. However, the Committee may provide complete or partial exceptions to this requirement as it deems equitable. The grantee could not dispose of the shares prior to the expiration of the restriction period. During this period, the grantee is entitled to vote the shares and, at the discretion of the Committee, receive dividends.

     Performance Awards. The Committee may grant performance awards under which payment is made, in the Committee's discretion, in shares, or a combination of shares and cash if the performance of the Company or any subsidiary or division of the Company selected by the Committee meets certain goals established by the Committee during an award period. The Committee determines the goals, the length of an award period, the maximum payment value of an award, and the minimum performance required before a payment is made. Except for performance awards intended as "performance-based compensation" under Section 162(m) of the Code, the Committee may revise the goals and the computation of payment at any time to account for unforeseen events which occur during an award period and which have a substantial effect on the performance of the Company, subsidiary or division. In order to receive payment, a grantee must remain in the employ of the Company until the completion of the award period, except that the Committee may provide complete or partial exceptions to that requirement as it deems equitable.

     Stock Appreciation Rights. The Committee may grant stock appreciation rights ("SAR's") either singly or in combination with an underlying stock option under the Plan. SAR's entitle the grantee to receipt of the same economic value that would be derived from exercise of an option. Payment is made in cash upon exercise of an SAR. If an SAR granted in combination with an underlying stock option is exercised, the right under the underlying option to purchase shares terminates.

PERFORMANCE-BASED COMPENSATION

     Section 162(m) of the Code limits the amount of the deduction that the Company may take on its federal income tax return for compensation paid to any of the Named Executive Officers in the Summary Compensation Table (the Code refers to these officers as "covered employees"). The limit is $1 million per covered employee per year, with certain exceptions. This deductibility cap does not apply to "performance-based compensation," if approved by shareholders. Options granted under the Plan will qualify as performance-based compensation and other Incentive Awards may also qualify if the Committee so designates the other Incentive Awards as performance-based compensation and administers the Plan with respect to these designated awards in compliance with Section 162(m) of the Code.

     The Plan contains a number of measurement criteria that the Committee may use to determine whether and to what extent any covered employee has earned a Performance Share or Restricted Share Award. The measurement criteria that the Committee may use to establish specific levels of performance goals include any one or a combination of the following: level of sales, earnings per share, income before income taxes and cumulative effect of accounting changes, income before cumulative effect of accounting changes, net income, return on assets, return on equity, return on capital employed, total stockholder return, market valuation, cash flow and completion of acquisitions. The foregoing criteria have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of account changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such performance criterion or combination of such criteria may apply to a participant's award opportunity in its entirety or to any designated portion of the award opportunity, as the Committee may specify.

     The Committee may set performance goals based on the achievement of specified levels of corporate-wide performance or performance of a Company subsidiary or business unit in which the participant works. The Committee may make downward adjustments in the amounts payable under an award, but it may not increase the award amounts or waive the achievement of a performance goal.

FEDERAL INCOME TAX CONSEQUENCES

     Stock Options. The grant of an incentive stock option or a nonqualified stock option does not result in income for the grantee or in a deduction for the Company.

     The exercise of a nonqualified stock option results in ordinary income for the optionee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Tax withholding by the Company is required.

     Except to the extent of the alternative minimum tax, the exercise of an incentive stock option does not result in income to the grantee. If the grantee
(i) does not dispose of the shares within two years after the date of grant and one year after the transfer of shares upon exercise (the "holding periods") and
(ii) is an employee of the Company or a subsidiary of the Company from the date of grant until three months before the exercise, favorable tax consequences are available. If these requirements are met, the optionee's cost basis in the shares is the option price and any gain upon disposition is taxed to the employee as long-term capital gain. The excess of the market value of a share on the exercise date over the option price of an incentive stock option is an item of tax preference, potentially subject to the alternative minimum tax.

     If the grantee disposes of the shares acquired upon exercise of an incentive stock option prior to the expiration of the holding periods, the grantee recognizes ordinary income and the Company is entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price. Any gain in excess of the ordinary income portion is taxable as long-term or short-term capital gain.

     SAR's and Performance Awards. The grant of an SAR or a performance award does not result in income to the grantee or in a deduction to the Company. Upon the exercise of an SAR or the receipt of shares or cash under a performance award, the grantee recognizes ordinary income and the Company is entitled to a deduction measured by the fair market value of the shares plus any cash received. Income tax withholding by the Company is required.

     Restricted Share Awards. The grant of a restricted share award does not result in income for the grantee or in a deduction for the Company for federal income tax purposes assuming the shares transferred are subject to restrictions resulting in a "substantial risk of forfeiture" as intended by the Company. Dividends paid to the grantee while the shares remained subject to restriction are treated as compensation for federal income tax purposes. At the time the restrictions lapse, the grantee receives ordinary income, and the Company is entitled to a deduction measured by the fair market value of the shares at the time of lapse. Income tax withholding by the Company is required.

     Other Information. The Board may terminate or amend the Plan as it deems advisable. Unless shareholders approve, however, no amendment may increase the maximum number of shares subject to the Plan, permit the granting of options at a price less than the fair market value of a share on the date of grant, or materially modify the requirements as to eligibility for participation in the Plan. No action taken by the Board or the Committee may impair the existing rights of a participant without the participant's consent.

ELIGIBILITY AND PARTICIPATION; RECENT SHARE PRICE

     All employees of the Company and its subsidiaries are eligible for awards under the Plan. The Company estimates that approximately 75 persons meet the Committee's current criteria for the grant of Incentive Awards under the Plan.

     On October 18, 1999 (the record date for the Annual Meeting), the last sale price for the Company's Common Shares as reported on the New York Stock Exchange was $13.50 per share.

TERM OF PLAN; OUTSTANDING INCENTIVE AWARDS

     The Board adopted the Plan on August 25, 1999, subject to shareholder approval. If the Plan is not approved by shareholders, the Plan terminates. If approved by shareholders, the Plan will expire on August 25, 2009.

     On August 25, 1999, the Committee granted, contingent upon your approval of the Plan at this meeting, stock options at an option exercise price of $17.4375 and stock options to be issued September 1, 1999 at an option exercise price of $15.65625 to current executive officers. On October 27, 1999, the Committee granted, contingent upon your approval of the Plan at this meeting, stock options at an option exercise price of $13.46875 to current executive officers. The options may be exercised one year after grant date and have a term of 10 years. The following table shows the number of shares subject to options granted on August 25, 1999, September 1, 1999 and October 27, 1999 to the Named Executive Officers and Executive Officers as a group:

                                                                NUMBER OF SHARES
                                                               SUBJECT TO OPTIONS
                                                               GRANTED ON 8/25/99,
                           NAME                                9/1/99 AND 10/27/99
                           ----                                -------------------
John H. Shuey..............................................           25,383
Giovanni Scarlini..........................................           16,221
Michael N. Powell..........................................            9,102
Douglas D. Watts...........................................            5,895
All executive officers as a group..........................          101,127

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Ernst & Young LLP served as the Company's independent auditors for the year ended August 31, 1999. Subject to ratification by shareholders, the Board of Directors of the Company, upon recommendation of its Audit Committee, has appointed Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 2000, and recommends a vote "FOR" the proposal to ratify such appointment.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

                                 OTHER MATTERS

     The Board of Directors does not intend to present, and has no knowledge that others will present, any other business at the meeting. However, if any other matters are properly brought before the meeting, it is intended that the holders of proxies in the enclosed form will vote thereon in their discretion.

     The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mail, proxy solicitations may be made by directors, officers and employees of the Company, personally or by telephone and telegram, without receiving additional compensation. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses.

                          FUTURE SHAREHOLDER PROPOSALS

     The 2000 Annual Meeting of Shareholders is presently scheduled for December 20, 2000. A proposal by a shareholder intended for inclusion in the Company's proxy statement and form of proxy for the 2000 Annual Meeting of Shareholders must, in accordance with applicable regulations of the Securities and Exchange Commission, be received by the Company Secretary on or before July 18, 2000, in order to be eligible for such inclusion.

     For any proposal that is not submitted for inclusion in next year's proxy statement, but is instead sought to be presented directly by a shareholder at the 2000 Annual Meeting, management will be able to vote proxies in its discretion if the Company: (1) receives notice of the proposal before the close of business on October 1, 2000 and advises shareholders in the 2000 proxy statement about the nature of the matter and how management intends to vote on such matter or (2) does not receive notice of the proposal before the close of business on October 1, 2000.

     The Company's Code of Regulations, which is available upon request to the Corporate Secretary, provides that nomination for director may only be made by the Board of Directors (or an authorized board committee) or a shareholder entitled to vote who sends notice of the nomination to the Corporate Secretary not fewer than 50 days nor more than 75 days prior to the meeting date. Such notice is required to contain certain information specified in the Company's Code of Regulations. For a nominee of a shareholder to be eligible for election at the 2000 Annual Meeting, the shareholder's notice of nomination must be received by the Corporate Secretary between October 6, 2000 and October 31, 2000. This advance notice period is intended to allow all shareholders to have an opportunity to consider nominees expected to be considered at the meeting.

     All submissions to, or requests from, the Corporate Secretary should be made to Amcast Industrial Corporation, Washington Park I, 7887 Washington Village Drive, Dayton, Ohio 45459.

                                         By Order of the Board of Directors

                                         Denis G. Daly, Secretary

                                       PROXY
                          AMCAST INDUSTRIAL CORPORATION

P        PROXY FOR ANNUAL MEETING OF SHAREHOLDERS DECEMBER 15, 1999

R            SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

O The undersigned holder(s) of common shares of AMCAST INDUSTRIAL CORPORATION, an Ohio corporation (the "Company") hereby appoints John H. Shuey and Leo W. Ladehoff, and each of them,
X attorneys of the undersigned, with power of substitution, to vote all of the common shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on
Y Wednesday, December 15, 1999, at 10 a.m., and at any adjournment thereof, as follows:

            1. Election of Directors. Nominees for directors are:
                   James K. Baker, Earl T. O'Loughlin, and R. William Van Sant.

            2. Adoption of the 1999 Stock Incentive Plan.

            3. Ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 2000.

            4. In their discretion, upon such other business as may properly come before the meeting, or at any adjournment thereof.

                         (PLEASE SIGN ON REVERSE SIDE)

-------------------------------------------------------------------------------
           * PLEASE VOTE, SIGN AND RETURN THE ABOVE PROXY *

[AMCAST LOGO]
INDUSTRIAL CORPORATION

-------------------------------------------------------------------------------

  Dear Shareholder:

  You are cordially invited to attend the 1999 Annual Meeting of Shareholders of the Amcast Industrial Corporation, which will be held at the Corporate Center, 7887 Washington Village Drive, Dayton, Ohio, at 10 a.m. on Wednesday, December 15, 1999.

  The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by the shareholders.

  Whether or not you plan to attend this meeting, please sign, date, and return your proxy form above as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. It is very important that your stock be represented.

                                Sincerely,

                                /s/ John H. Shuey

                                John H. Shuey
                                Chairman, President and Chief Executive Officer

 [X]   PLEASE MARK YOUR                                                    6306
       VOTES AS IN THIS
       EXAMPLE.

       WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER BY THE UNDERSIGNED SHAREHOLDER.
       IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

DIRECTORS RECOMMEND A VOTE FOR ALL NOMINEES.

                           FOR     WITHHELD

1. Election of All        [   ]     [   ]
   Directors.
   (see reverse)


DIRECTORS RECOMMEND A VOTE FOR ITEM 2.

                           FOR     AGAINST     ABSTAIN

2. Approval of the        [   ]     [   ]       [   ]
   1999 Stock Incentive
   Plan.




DIRECTORS RECOMMEND A VOTE FOR ITEMS 3 AND 4.

                            FOR      AGAINST  ABSTAIN

3. Ratification of the     [   ]      [   ]    [   ]
   Appointment of Ernst &
   Young LLP as
   independent auditors.




4. In their discretion, upon such other business as may properly come before the meeting, or at any adjournment thereof.


    Shareholders should date this proxy and sign here exactly as name appears at left. If stock is held jointly, both owners should sign this proxy. Executors, administrators, trustees, guardians, and others signing in a representative capacity should indicate the capacity in which they sign. Receipt is acknowledged of Notice of the above meeting, the Proxy Statement relating thereto, and the Annual Report to Shareholders for the fiscal year ended August 31, 1999.

    __________________________________________________________

    __________________________________________________________
    SIGNATURE(S)                              DATE


-------------------------------------------------------------------------------
        * PLEASE VOTE, SIGN AND RETURN THE ABOVE PROXY *


                                 [AMCAST LOGO]
                            INDUSTRIAL CORPORATION


                  ANNUAL MEETING OF SHAREHOLDERS

 DATE:   DECEMBER 15, 1999

 TIME:   10:00 A.M.

 PLACE:  AMCAST INDUSTRIAL CORPORATION
         7887 WASHINGTON VILLAGE DRIVE
         DAYTON, OHIO 45459